Exhibit 3.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZYMERGEN INC.

A PUBLIC BENEFIT CORPORATION

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Zymergen Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

A.          The Corporation was originally incorporated pursuant to the DGCL on April 24, 2013 under the name “Zymergen Inc.”.

B.         This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by written consent of the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL and restates, integrates, and further amends the Restated Certificate of Incorporation of the Corporation.

C.         Pursuant to Sections 242 and 245 of the DGCL, the text of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Zymergen Inc.

ARTICLE II

The address of the registered office of the Corporation is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

3.1         Purposes. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

3.2         Benefit Corporation. The Corporation shall be a public benefit corporation, as contemplated by subchapter XV of the DGCL, and is to be managed in a manner that balances our stockholders’ pecuniary (financial) interests, the best interests of those materially affected by the Corporation’s conduct (including customers, employees, partners, and the communities in which we operate), and the public benefit or benefits identified in this Certificate of Incorporation.

3.3         Public Benefit Purpose. The specific public benefit to be promoted by the Corporation is to displace the petrochemicals that pollute the Planet by designing, developing, and commercializing bio-based materials that deliver better performance than existing products, at attractive costs. We make products with broad applications and global reach that are safer for the people who manufacture them, healthier for the people who use them and better for the environment.

ARTICLE IV

4.1        Authorized Capital Stock.  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,670,000,000 shares, consisting of 1,500,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 170,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).  Subject to the rights of any holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) pursuant to a resolution adopted by a majority of the Board of Directors and without stockholder approval except as required by the listing standards of any stock exchange applicable to the Corporation and no vote of either the Common Stock or Preferred Stock voting jointly or separately as a class shall be required therefor.

4.2         Rights of Common Stock.  Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote of holders of Common Stock; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

4.2.1         Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

4.2.2         Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of issued and outstanding shares of Common Stock shall be entitled to receive ratably, in proportion to the total number of shares of Common Stock held by each holder, all the remaining assets and funds of the Corporation available for distribution to its stockholders, whether from capital or surplus.  For the avoidance of doubt, a dissolution, liquidation or winding up shall not be deemed to be occasioned by or to include, without limitation, any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporation or entities or a sale, lease, transfer, exchange or conveyance of all or a part of the Corporation’s assets.

4.2.3         Other Rights. Shares of Common Stock shall not entitle any holder thereof to any pre-emptive, subscription, redemption or conversion rights.

4.3        Rights of Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full, limited, or no voting power), preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions thereof, of the shares of each such series. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

5.1         General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2         Number of Directors.  Subject to any rights of the holders of shares of any series of Preferred Stock to elect additional directors, the number of directors shall consist initially of not less than five nor more than sixteen directors, with the exact number of directors to be fixed from time to time pursuant to a resolution adopted by a majority of the Board of Directors.

5.3         Classified Board Structure; Election of Directors. Except as otherwise fixed by or pursuant to the rights of the holders of shares of any series of Preferred Stock to separately elect additional directors, which directors are not required to be classified pursuant to the terms of such series of Preferred Stock (the “Preferred Stock Directors”), the Board of Directors shall be and is divided into three (3) classes: Class I, Class II and Class III. Each class shall consist, as nearly as possible, of a number of directors equal to one-third of the total number of members of the Board of Directors (other than the Preferred Stock Directors, if any).  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective pursuant to this Article V, Section 5.3. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

5.4       Vacancies. Subject to applicable law and the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, vacancies occurring on the Board of Directors resulting from death, resignation, removal or other cause and newly created directorships resulting from an increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the remaining members of the Board of Directors, even though less than a quorum of the Board of Directors, or by a sole remaining director. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

5.5       Removal. Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors, represented in person or by proxy at a meeting for the election of directors duly called pursuant to the Bylaws.

5.6         Written Ballot. Elections of directors need not be by written ballot unless and to the extent the Bylaws of the Corporation shall so provide.

ARTICLE VI

6.1        Annual Meeting. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine (or the chairperson of the Board of Directors in the absence of a designation by the Board of Directors).

6.2         No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

6.3        Special Meetings. Except as otherwise required by law or as otherwise expressly provided by the terms of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Corporation pursuant to a resolution adopted by a majority of the Board of Directors then in office and by no other persons.

6.4         No Cumulative Voting. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

ARTICLE VII

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation by the vote of a majority of the Board of Directors then in office without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

ARTICLE VIII

To the fullest extent permitted by applicable law:

(a)         Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any director, stockholder, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or Bylaws (as each may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (v) any action asserting an internal corporate claim (as defined in Section 115 of the DGCL) or a claim otherwise implicating the internal affairs of the Corporation, except for, as to each of (i) through (v) above, any claim as to which the Court of Chancery determines that it does not have subject matter jurisdiction or that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), or which is statutorily vested in the exclusive jurisdiction of a court other than the Court of Chancery.  For the avoidance of doubt, this Section (a) shall not apply to any direct action brought to enforce a duty or liability created by the Securities Act of 1933, as amended or any successor thereto (the “Securities Act”) or the Securities Exchange Act of 1934.

(b)         Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

9.1         Limitation of Liability. To the fullest extent permitted by the DGCL or any other law of the State of Delaware, as it exists or may hereafter be amended or modified from time to time, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the Corporation or its stockholders; any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and any transaction from which the director derived an improper personal benefit.

9.2        Indemnification. To the fullest extent permitted by the DGCL or any other law of the State of Delaware, as it exists or may hereafter be amended or modified from time to time, including to the extent that such law or amendment permits the Corporation to provide broader indemnification rights than permitted prior to such law or amendment, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its current or former directors, officers, employees and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise.

9.3         No amendment or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation or the Bylaws, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the total voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required (i) to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Section 4.3 of Article IV and Articles V, VI, VII, VIII, and X or (ii) for stockholders of the Corporation to amend or repeal, or adopt any provision of the Bylaws.

ARTICLE XI

To the fullest extent permitted by applicable law, if any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. To the fullest extent permitted by applicable law, the balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

* * *

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this ______ day of _______________, 2021.

ZYMERGEN INC.

Name:	Joshua Hoffman
Title:	Chief Executive Officer